Form 10-K, Exhibit 13
period 1993-12-31
SUBURBAN BANCORP INC /DE/
filed 1994-03-25
CIK 356981

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING


The management of the Company has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in conformity with generally accepted account-ing principles. The financial statements include amounts that are based on management's best estimates and judgments.

The Company has established and maintains a system of internal accounting controls and a program of internal auditing designed to provide reasonable assurance as to the integrity and reliability of the financial statements. The system is also designed to provide reasonable assurance that transac-tions are executed in accordance with established authorizations and are recorded properly, and that assets are protected from unauthorized use or disposition.

The audit committee of the Board of Directors, composed solely of directors who are not officers or employees, meets regularly with the Company's financial management, its internal audit manager and with the independent auditors engaged by the Company. These meetings include discussion of internal accounting controls and the quality of financial reporting. The independent auditors and the internal audit manager have free and independ-ent access to the audit committee to discuss the results of their audits or any other matters relating to the Company's financial affairs.

The accompanying consolidated financial statements have been audited by Deloitte & Touche, independent auditors, whose appointment was approved by the stockholders. Deloitte & Touche's report follows.



/s/ Gerald F. Fitzgerald Jr.
President and Chief Executive Officer



/s/ James G. Fitzgerald
Vice President, Treasurer and Chief Financial Officer



/s/ Edward C. Murawski
Senior Vice President, Chief Accounting Officer
and Assistant Secretary




INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Suburban Bancorp, Inc.
Palatine, Illinois


We have audited the accompanying consolidated balance sheets of Suburban Bancorp, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our respon-sibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial state-ments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Suburban Bancorp, Inc. and subsidiaries as of December 31, 1993 and 1992 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1993 the Company changed its method of accounting for income taxes to conform with Statements of Financial Accounting Standard No. 109, "Accounting for Income Taxes."


/s/ Deloite & Touche

Chicago, Illinois
February 4, 1994

SUBURBAN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 1993 and 1992
                                                        1993            1992
                                               ______________  ______________

ASSETS
Cash and due from banks (Note 4)                  50,010,965      52,081,494
Interest-bearing deposits with banks               2,282,212         305,000
Federal funds sold and resale agreements          57,025,000      60,510,000
Investment securities held for sale, at
  lower of cost or market (approximate market
  value of $411,812,000 in 1993;
  $433,851,000 in 1992) (Note 5)                 401,194,961     421,992,159
Mortgage-backed and related securities held
  for sale, at lower of cost or market
  (approximated market value of $190,461,000
  in 1993; $116,984,000 in 1992) (Note 5)        187,614,298     115,173,370
Loans, less allowance for loan losses of
  $11,074,631 in 1993; $9,602,586
  in 1992 (note 6)                               566,952,628     480,940,727
Buildings, equipment and leasehold
  improvements, net (Note 7)                      23,621,140      24,243,050
Goodwill and other intangibles, net
  of accumulated amortization of
  $5,895,420 in 1993; $5,061,616 in 1992           8,495,415       7,098,738
Accrued interest and other assets                 18,911,387      17,221,522
                                               --------------  --------------
     Total assets                              1,316,108,006   1,179,566,060
                                               ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 9)
  Noninterest-bearing                            229,293,520     196,320,988
  Interest-bearing                               962,754,364     873,515,733
                                               --------------  --------------
      Total deposits                           1,192,047,884   1,069,836,721
Federal funds purchased
  and repurchase agreements                       13,410,412      12,062,997
Notes payable (Note 10)                              500,000       3,500,000
Accrued interest and other
  liabilities                                      9,341,264       9,228,277
                                               --------------  --------------
      Total liabilities                        1,215,299,560   1,094,627,995
                                               --------------  --------------
Commitments and contingencies (Note 12)

Stockholders' equity (Notes 13 and 14)
  Preferred stock, no par value, 500,000 shares
    authorized; none issued
  Common stock:
     Class A, $1 par value; 6,000,000 shares
       authorized; shares issued-3,140,971         3,141,834       3,140,971
     Class B, $1 par value; 3,000,000 shares
       authorized; shares issued-1,293,113         1,292,250       1,293,113
  Surplus                                         41,931,982      39,785,087
  Retained earnings                               72,912,667      61,149,956
  Treasury stock, at cost, 987,078 shares
    in 1993; and 1,091,784 shares in 1992        (18,470,287)    (20,431,062)
                                               --------------  --------------
      Total stockholders' equity                 100,808,446      84,938,065
                                               --------------  --------------
      Total liabilities and
        stockholders' equity                   1,316,108,006   1,179,566,060
                                               ==============  ==============

The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1993, 1992 and 1991

                                                                 1993           1992           1991

                                                          ____________   ____________   ____________
INTEREST INCOME
Interest and fees on loans                                $45,239,422    $43,335,470    $45,537,505
Interest on securities:
  U.S. Treasury securities                                 14,324,863     17,316,544     14,736,349
  Obligations of other U.S. government agencies
    and corporations                                       11,125,326     10,879,823     12,492,498
  Obligations of states and political subdivisions          5,935,408      5,091,773      5,542,713
  Other securities                                            372,894        970,575      1,658,765
Interest on federal funds sold and resale agreements        2,113,072      2,296,619      2,830,683
Interest on deposits with banks                                65,257         13,925         40,244
                                                          -----------    -----------    -----------
                                                           79,176,242     79,904,729     82,838,757
                                                          -----------    -----------    -----------
INTEREST EXPENSE

Interest on deposits (Note 9)                              30,922,325     34,989,828     44,518,146
Interest on notes payable                                      58,605        272,419        498,256
Other interest expense                                        764,710        702,734        540,302
                                                          -----------    -----------    -----------
                                                           31,745,640     35,964,981     45,556,704
                                                          -----------    -----------    -----------
    Net interest income                                    47,430,602     43,939,748     37,282,053
Provision for loan losses (Note 6)                          2,240,306      2,269,510      2,654,925
                                                          -----------    -----------    -----------
    Net interest income after provision for loan losses    45,190,296     41,670,238     34,627,128
                                                          -----------    -----------    -----------
NONINTEREST INCOME
Service fees                                               10,355,001      8,778,888      7,451,301
Securities gains (losses)                                   1,193,576        770,980        476,235
Trust department revenue                                      916,596        801,129        658,959
Other                                                       1,346,208      1,138,011      1,067,348
                                                          -----------    -----------    -----------
                                                           13,811,381     11,489,008      9,653,843
                                                          -----------    -----------    -----------
NONINTEREST EXPENSE
Salaries and employee benefits (Note 11)                   20,302,268     17,814,063     15,949,566
Occupancy, net                                              4,080,908      4,160,356      3,932,056
Furniture and equipment                                     3,352,256      2,903,316      2,831,711
Deposit insurance expense                                   2,433,747      2,192,695      1,851,753
Amortization of goodwill                                      725,737        705,116        728,339
Other                                                      10,600,678      8,980,913      8,699,412
                                                          -----------    -----------    -----------
                                                           41,495,594     36,756,459     33,992,837
                                                          -----------    -----------    -----------
    Income before income taxes and cumulative
      effect if a change in accounting principle           17,506,083     16,402,787     10,288,134
Applicable income taxes (Note 8)                            4,346,950      3,983,247      1,895,612
                                                          -----------    -----------    -----------
  Income before cumulative effect of a change
     in accounting principle                               13,159,133     12,419,540      8,392,522
Cumulative effect on prior years of a change
   in accounting for income taxes (Note 1)                  1,500,000
                                                          -----------    -----------    -----------
   Net income                                             $14,659,133    $12,419,540    $ 8,392,522
                                                          ===========    ===========    ===========

Earnings per common share based upon a daily weighted average of shares outstanding of 3,404,340 in 1993;
  3,384,432 in 1992 and 3,486,055 in 1991

   Income before cumulative effect of a change
     in accounting principle                                    $3.87          $3.67          $2.41
                                                                =====          =====          =====
   Net Income                                                   $4.31          $3.67          $2.41
                                                                =====          =====          =====
Dividends per common share (Note 13)
     Class A Common                                             $0.88          $0.70          $0.33
                                                                =====          =====          =====
     Class B Common                                             $0.80          $0.64          $0.30
                                                                =====          =====          =====

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1993, 1992 and 1991

                                   Common Stock
                            _________________________                                                Total
                                                                      Retained      Treasury  Stockholders'

                                Class A      Class B      Surplus     Earnings         Stock        Equity
                               ------------ ------------ ------------ ------------ ------------- -------------
Balance, December 31, 1990   $3,128,050   $1,306,034  $39,785,087  $43,749,753  ($16,393,724)  $71,575,200
Net income                                                           8,392,522                   8,392,522
Cash dividends declared
  (Note 13)                                                         (1,112,075)                 (1,112,075)
Purchase of 18,000 shares
   of treasury stock                                                                (287,400)     (287,400)
Class B shares exchanged
  for Class A shares
  (Note 13)                       9,580       (9,580)                                                    -
                            ------------ ------------ ------------ ------------ ------------- -------------
Balance, December 31, 1991    3,137,630    1,296,454   39,785,087   51,030,200   (16,681,124)   78,568,247
Net income                                                          12,419,540                  12,419,540
Cash dividends declared
  (Note 13)                                                         (2,299,784)                 (2,299,784)
Purchase of 139,700 shares
   of treasury stock                                                              (3,749,938)   (3,749,938)
Class B shares exchanged
  for Class A shares
  (Note 13)                       3,341       (3,341)                                                    -
                            ------------ ------------ ------------ ------------ ------------- -------------
Balance, December 31, 1992    3,140,971    1,293,113   39,785,087   61,149,956   (20,431,062)   84,938,065
Net income                                                          14,659,133                  14,659,133
Cash dividends declared
  (Note 13)                                                         (2,896,422)                 (2,896,422)
Issuance of stock (Note 2)                              2,146,895                  4,137,000     6,283,895
Purchase of 49,500 shares                                                         (2,176,225)   (2,176,225)
   of treasury stock
Class B shares exchanged
  for Class A shares
  (Note 13)                         863         (863)                                                    -
                            ------------ ------------ ------------ ------------ ------------- -------------
                             $3,141,834   $1,292,250  $41,931,982  $72,912,667  ($18,470,287) $100,808,446
                            ============ ============ ============ ============ ============= =============

The accompanying notes are an integral part of these consolidated financial statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1993, 1992 and 1991
                                               1993          1992          1991
                                        ___________   ___________   ___________

OPERATING ACTIVITIES
  Net income                           $ 14,659,133  $ 12,419,540   $ 8,392,522
  Adjustments to reconcile net income
   to net cash provided (used) by
   operating activities:
  Cumulative effect on prior
   years of change in accounting         (1,500,000)            -             -
  Provision for loan losses               2,240,306     2,269,510     2,654,925
  Depreciation and amortization
   of premises and equipment              3,362,130     3,232,790     3,014,883
  Gain on sale of investment
   securities held for sale                (256,874)     (713,730)     (476,235)
  Gain on sale of mortgage-backed
   securities held for sale                (936,702)      (57,250)            -
  Amortization and accretion on
  Investment securities and mortgage-
   backed securities held for sale        5,679,536     3,929,474     1,790,550
  Write down of property                    114,237             -       447,249
  Gains on sale of other real estate        (26,805)      (93,446)      (83,957)
  Amortization of goodwill
   and other intangibles                    833,804       829,962     1,003,631
  Deferred income taxes                    (703,019)     (421,080)     (413,929)
  Decrease (increase) in interest
   receivable                                93,618       516,036      (319,455)
  Decrease in interest payable                 (865)     (523,219)     (101,017)
  Other - net                              (568,262)      931,842       922,209
                                        ___________   ___________   ___________
     Net cash provided by
       operating activities              22,990,237    22,320,429    16,831,376
                                        ___________   ___________   ___________
INVESTING ACTIVITIES
  Net (increase) decrease in interest-
    bearing deposits with banks             200,788        (9,000)      803,865
  Net (increase) decrease in federal
   funds sold and resale agreements       4,900,000   (13,865,000)    2,675,000
  Purchases of investment securities
    held for sale                      (220,137,692) (237,334,263) (219,547,686)
  Purchases of mortgage-backed
    securities held for sale           (144,552,641)  (30,198,209)  (32,201,482)
  Proceeds from sales of investment
    securities held for sale            118,763,589    50,962,672     69,428,859
  Proceeds from sales of mortgage-
    backed securities held for sale      54,884,206     3,971,632             -
  Proceeds from maturities and
    principle reductions of Investment
    securities held for sale            123,875,358   119,656,031    81,097,237
   Mortgage-backed securities
    held for sale                        27,574,950    29,245,487    21,101,639
  Net increase in loans                 (70,582,230)  (44,713,273)  (26,479,085)
  Net cash acquired in acquisition          722,085            -              -
  Purchases of premises and equipment    (2,821,102)   (2,655,059)   (2,266,617)
  Proceeds from sale of land
    held for sale                         1,216,000            -              -
  Proceeds from sale of other
    real estate                           1,415,883     1,128,658       532,000
                                        ___________   ___________   ___________
    Net cash used in
     investing activities              (104,540,806) (123,810,324) (104,856,270)
                                        ___________   ___________   ___________
FINANCING ACTIVITIES
  Net increase in deposits               86,205,272   101,807,629    90,980,244
  Net increase in securities sold
    under repurchase agreements           1,347,415     5,709,776     1,161,279
  Proceeds from notes payable             2,650,000     3,500,000            -
  Payment of notes payable               (5,650,000)   (4,300,000)   (4,150,000)
  Purchase of treasury stock             (2,176,225)   (3,749,938)     (287,400)
  Cash dividends paid                    (2,896,422)   (2,299,784)   (1,112,075)
                                        ___________   ___________   ___________
  Net cash provided by
    financing activities                 79,480,040   100,667,683    86,592,048
                                        ___________   ___________   ___________
  Net decrease in cash and
    due from banks                       (2,070,529)     (822,212)   (1,432,846)

  Cash and due from banks
    at beginning of year                 52,081,494    52,903,706    54,336,552
                                        ___________   ___________   ___________
  Cash and due from banks
    at end of period                   $ 50,010,965  $ 52,081,494  $ 52,903,706
                                        ===========  ============   ===========

  Supplemental disclosures
     as to cash flow:
    Cash paid during the year for:
     Interest                          $ 31,638,438  $ 36,363,354   $45,532,875
                                        ===========  ============   ===========
     Income taxes                      $  5,304,732  $  4,650,000   $ 2,339,815
                                        ===========  ============   ===========
  Transfer to other real
    estate from loans                  $    424,263  $  1,335,758   $ 2,558,358
                                        ===========  ============   ===========
  Acquisitions:
   Fair value of assets acquired       $ 42,982,035  $         -    $         -
   Liabilities and equity assumed        42,855,585            -              -
                                        ___________   ___________   ___________

   Cash paid for purchase of stock          126,450            -              -
   Cash acquired                           (848,535)           -              -
                                        ___________   ___________   ___________

   Net Cash acquired                   $   (722,085) $         -    $         -
                                        ===========  ============   ===========

The accompanying notes are an integral part of these consolidated financial statements.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting
Policies

Basis of Accounting
  The accompanying financial statements are prepared in accordance with generally accepted accounting principles and conform to general practices within the banking industry.

Principles of Consolidation
  The consolidated financial statements of Suburban Bancorp, Inc. include the accounts of Suburban Bancorp, Inc. (the Parent) and its subsidiaries (collec-tively referred to with the Parent as the Company).

Investment Securities and Mortgage Backed Securities Held for Sale
  The Company's investment securities and mortgage-backed securities portfo-lios are held for sale and stated at the lower of amortized cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income, or market value, determined on an ag-gregate basis. Unrealized losses, if any, are recognized on a current basis.
  Gains or losses on the sale or disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Losses on individual securities are recorded when values are deemed to be permanently impaired.

Loans and Allowance for Loan Losses
  Loans are stated at the amount of unpaid principal. Interest on nondis-counted loans is recognized based upon the principal amount outstanding. Interest on discounted loans is recognized based on methods which generally approximate the interest method. Accrual of interest is discontinued on a loan when management believes, after considering economic and business condi-tions, collection efforts and available collateral, that the borrowers' financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, all interest accrued but not yet col-lected is charged against interest income in the current year. Interest income on nonaccrual loans is recognized only when collected.
  The adequacy of the allowance for loan losses is reviewed regularly by management. Additions to the allowance for loan losses are made by charges to the provision for loan losses. On a quarterly basis, a comprehensive review of the adequacy of the allowance for loan losses is performed. This assessment is accomplished through analytical techniques which evaluate the allowance in light of historical losses, changes in the nature and volume of the loan portfolio, overall portfolio quality, identified problem loans and current economic conditions.

Buildings, Equipment and Leasehold Improvements
  Buildings and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets, which range from three to 30 years. Leasehold improve-ments are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

Other Real Estate
  Other real estate includes properties acquired in partial or total settle-ment of problem loans. The properties are recorded at the lower of cost or fair market value based on appraised value at the date acquired,less estimat-ed sales costs. Losses arising at the time of acquisition of such properties are charged to the allowance for loan losses. Any subsequent decline in value is charged to current operations.

Goodwill
  Goodwill represents the aggregate excess of the cost over the fair value of net assets acquired and is amortized on the straight-line method over periods not exceeding 15 years.

Other Intangibles
  Other intangibles are capitalized and amortized on the straight-line method over periods not exceeding ten years.

Income Taxes
  The Company files a consolidated federal income tax return. As of January 1, 1993, the Company changed its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). The Cumulative effect of adopting this standard, recorded in the first quarter of 1993, was to increase income by $1,500,000, or $0.45 per share.
  Prior to the adoption of SFAS 109, the Company accounted for income taxes in accordance with Accounting Principles Board Opinion No.11, which required that income taxes were accrued based on income and expenses reported for financial statement purposes. SFAS 109 requires the use of the liability method in accounting for income taxes.

Trust Assets and Fees
  Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company. Income from trust fees is recorded when received. This income does not differ materially from trust fees computed on an accrual basis.

Earnings Per Share
  Earnings per share are calculated based on the daily weighted average number of shares outstanding.

Reclassifications
  Certain reclassifications have been made in prior years' financial state-ments to conform with the current year presentation.

New Accounting Pronouncements
  In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 requires that impaired loans, as defined, be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practi-cal expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS 114 is effective for fiscal years beginning after December 15, 1994, although earlier application is encouraged. Management has not yet determined the impact of the adoption of SFAS 114 on the Company.
  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") which shall be effective for fiscal years beginning after Decem-ber 15, 1993. SFAS 115 requires that all debt and equity securities be classi-
fied   as:  held-to-maturity,  available-for-sale  or  trading.    Securities
held-to-maturity are classified as such only when the company determines it has the ability and intent to hold these securities to maturity. Such secu-rities are carried at cost adjusted for amortization of premiums and accre-tion of discounts. Securities available-for-sale, which include securities to be held for indefinite periods of time or for trading, are carried at fair value. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount, adjusted for income taxes, in a separate component of stockholders' equity. Unrealized holding gains and losses on trading securities are included in operations. At Decem-ber 31, 1993, the Company has classified $588.8 million of its securities as
available-for-sale.   Such securities had been accounted for at the lower  of
cost or market. If the securities had been accounted for under SFAS 115, stockholders' equity would have increased by approximately $8.7 million. The Company will fully adopt the provisions of SFAS 115 in the first quarter of 1994.

Note 2 - Acquisition

  In July 1993, the Company completed its acquisition of Huntley Bancshares, Inc. owner of the State Bank of Huntley, in a business combination accounted for as a purchase. The aggregate purchase price was $6,410,345, consisting of 154,206 shares of the Company's Class A Common Stock and $126,450 in cash. The results of operations of the State Bank of Huntley are included in the accompanying financial statements since the date of acquisition. The net assets acquired were recorded at fair value at the date of acquisition. The excess of purchase price over the fair value of assets acquired was allocated and will be amortized as follows:
                                       Amount         Life            Method

                                   __________     ________     _____________
Premium on investment securities   $  220,000      4 years     Straight-line
Premium on furniture and equipment    164,357      5 years     Straight-line
Premium on bank premises              227,951     10 years     Straight-line
Goodwill                              412,414     10 years     Straight-line
Premium on deposits                 1,800,000     10 years     Straight-line
Premium on land                       303,000            -                 -

  The following table represents the combination of the historical results of the Company and Huntley Bancshares, as if the acquisition had occurred on January 1, 1992, and includes adjustments required by the purchase method of accounting. This pro forma information does not purport to be indicative of the results that actually would have been obtained if the acquisition had occurred on January 1, 1992, and is not intended to be a projection of future results.
               (Dollars in thousands except per share amounts)

                                               1993       1992
                                            -------    -------

Interest income                             $80,680    $83,249
Interest expense                             32,453     37,711
                                            -------    -------
   Net interest income                       48,227     45,538
Provision for loan losses                     2,317      2,402
                                            -------    -------
   Net interest income after
   provision for loan losses                 45,910     43,136
                                            -------    -------
Noninterest income                           14,026     11,842
Noninterest expense                          42,381     38,356
                                            -------    -------
   Income before income taxes and cumulative
     effect of a change in accounting        17,555     16,622
Applicable income taxes                       4,426      4,134
                                            -------    -------
   Income before cumulative effect of a
     change in accounting principle          13,129     12,488
Cumulative effect on prior years of a
 change in accounting for income taxes        1,500          -
                                            -------    -------
   Net income                               $14,629    $12,488
                                            =======    =======

Earnings per common share based
 upon a daily weighted average of
 shares outstanding of 3,447,006 in
 1993 and 3,489,138 in 1992

   Income before cumulative effect of a
     change in accounting principle           $3.81      $3.58
                                            =======    =======
   Net income                                 $4.24      $3.58
                                            =======    =======

Note 3 - Disclosures about Fair Value of Financial Instruments
  Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Dis-closures about Fair Value of Financial Instruments," requires disclosure of estimated fair values of financial instrument assets and liabilities. Many of the Company's financial instruments, however, lack an available trading market. Estimated fair values have been determined by the Company by using the best available data and an estimation methodology suitable for each category of financial instruments. Considerable judgment is necessarily required, however, to interpret market data to develop the estimates of fair value. Accordingly, the estimates which follow are not necessarily indica-tive of the amounts that the Company could realize in a current market ex-change. The use of different market assumptions and/or estimation methodolo-gies may have a material effect on the estimated fair value amounts.
  For loans and deposits with floating interest rates, it is presumed that the carrying value approximates the estimated fair value.
  The methods and assumptions used to estimate the fair value of each class of financial instrument, along with the corresponding carrying value as of December 31, 1993, and 1992, are as follows:
  For financial instruments having a short term maturity the carrying value is a reasonable estimate of fair value. These financial instruments include; cash and due from banks, interest-bearing deposits with banks, federal funds sold and resale agreements.
  Financial instruments which are actively traded have been valued using the available market prices.
($ in thousands)
                                      1993                     1992
                             ______________________   ______________________

                             Carrying   Estimated     Carrying   Estimated
                                Value  Fair Value       Amount  Fair Value
  Securities held for sale   $401,195    $411,812     $421,992    $433,851
  Mortgage-backed and related
   securities held for sale   187,614     190,461      115,173     116,984

  The fair value of the loan portfolio has been estimated by discounting  the future  cash  flows using the current rates at which similar loans  would  be made  to  borrowers with similar credit ratings and for  the  same  remaining
maturities.   In computing the estimated fair value for all loans,  estimated future cash flows have been reduced by the allowance for loan losses.

                                      1993                     1992
                             ______________________   ______________________
                             Carrying   Estimated     Carrying   Estimated
                                Value  Fair Value       Amount  Fair Value
  Net loans                  $566,953    $575,108     $480,941    $488,812

  Fair value of financial instrument liabilities with stated maturities have been estimated using the present value of discounted cash flow with a dis-count rate approximating current market for similar liabilities.

                                      1993                     1992
                             ______________________   ______________________
                             Carrying   Estimated     Carrying   Estimated
                                Value  Fair Value       Amount  Fair Value
  Deposits with
  stated maturities          $314,367    $318,045     $278,245    $281,227
  Securities sold under
  repurchase agreements        13,410      13,410       12,063      12,063
  Notes payable                   500         500        3,500       3,500

  Deposits with no stated maturities have an estimated fair value equal to the carrying value.
  The Company's remaining assets and liabilities are not considered to be financial instruments for purposes of SFAS 107 and, accordingly, disclosure of their estimated fair value is not required. The fair value of certain other assets and liabilities may be significantly different than the amount reflected on the Company's balance sheet. These include the Company's build-ings, equipment and leasehold improvements, as well as the Company's core deposit base. The Company's buildings, equipment and leasehold improvements have a carrying value, based upon depreciated historic cost of $23,621 and $24,243, at December 31, 1993, and 1992, respectively. The Company does not record any value for its ongoing relationships with its deposit custo-mers, or its core deposit base, except in connection with acquisitions acc-ounted for by the purchase method. Neither of these adjustments have been reflected in the fair value amounts disclosed above.
  There is no material difference between the notional amount and the esti-mated fair value of off-balance sheet items which totaled $43,706 and $30,064 at December 31, 1993 and 1992, respectively, and are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

Note 4 - Cash and Due From Banks
  The   Company's  subsidiary banks are required by federal law  to  maintain reserves against their deposits. Reserves are held either in the form of vault cash, balances with correspondent banks or balances maintained directly with the Federal Reserve Bank. Required reserves are a function of daily average deposit balances and statutory reserve ratios required by type of deposit. At December 31, 1993 and 1992, the amounts so restricted were approximately $11,233,000 and $9,416,000, respectively.

Note 5 - Securities Held for Sale
  Carrying values and approximate market values of investment securities held for sale are summarized as follows:
                                     1993                     1992
                         ------------------------- -------------------------
                           Carrying   Approximate    Carrying   Approximate
                            Value     Market-Value    Value     Market-Value
                         ------------ ------------ ------------ ------------

U.S. Treasury securities $247,688,700 $252,066,000 $263,504,915 $270,161,000
Obligations of U.S.
  government agencies
   and corporations        52,459,882   53,287,000   63,640,645   65,245,000
Obligations of states and
  political subdivisions   98,002,985  103,126,000   94,433,465   97,990,000
Other securities            3,043,394    3,333,000      413,134      455,000
                         ------------ ------------ ------------ ------------
                         $401,194,961 $411,812,000 $421,992,159 $433,851,000
                         ============ ============ ============ ============

   Carrying values and approximate market values of mortgage-backed and related securities held for sale are summarized as follows:
                                     1993                     1992
                         ------------------------- -------------------------

                           Carrying   Approximate    Carrying   Approximate
                            Value     Market-Value    Value     Market-Value
                         ------------ ------------ ------------ ------------
Mortgage-backed and
 related securities
  GNMA certificates      $ 79,447,077 $ 80,524,000 $     50,060 $     55,000
  FNMA and FHLMC
    certificates           36,498,701   37,711,000   84,222,400   85,754,000
  Collateralized mortgage
   obligations             64,849,846   65,198,000   24,975,073   25,081,000
  SBA guaranteed loan
    pool certificates       5,197,843    5,386,000    2,521,383    2,612,000
  Other                     1,620,831    1,642,000    3,404,454    3,482,000
                         ------------ ------------ ------------ ------------
                         $187,614,298 $190,461,000 $115,173,370 $116,984,000
                         ============ ============ ============ ============

  Securities with a carrying value amount of $142,199,788 and $115,447,344 at December 31, 1993 and 1992, respectively, were pledged to secure public deposits, securities sold under repurchase agreements and for other purposes required or permitted by law.

  The   following  table  summarizes,  by maturity,  the unrealized gains and losses on investment securities held for sale by maturity at December 31, 1993, with comparative totals at December 31, 1992.

                                               U.S. Government     States &    Other Bonds
                                U.S. Treasury         Agency   Subdivisions   & Securities         Totals
                                -------------- -------------- -------------- -------------- --------------
Within one year
  Carrying amount                $ 87,840,186   $ 33,058,841   $ 23,865,326     $   66,667   $144,831,020
  Approximate market value         89,054,000     33,558,000     24,025,000         68,000    146,705,000
  Unrealized gain                   1,213,814        499,159        170,304          1,333      1,884,610
  Unrealized loss                           -              -        (10,630)             -        (10,630)
After one year but
  Within five years
  Carrying amount                 159,848,514     17,904,486     47,972,461        326,164    226,051,625
  Approximate market value        163,012,000     18,232,000     50,062,000        327,000    231,633,000
  Unrealized gain                   3,247,203        373,825      2,169,926            836      5,791,790
  Unrealized loss                     (83,717)       (46,311)       (80,387)             -       (210,415)
After five years but
  Within ten years
  Carrying amount                           -      1,496,555     14,546,236              -     16,042,791
  Approximate market value                  -      1,497,000     15,976,000              -     17,473,000
  Unrealized gain                           -         10,000      1,458,833              -      1,468,833
  Unrealized loss                           -         (9,555)       (29,069)             -        (38,624)
After ten years
  Carrying amount                           -              -     11,618,962              -     11,618,962
  Approximate market value                  -              -     13,063,000              -     13,063,000
  Unrealized gain                           -              -      1,459,445              -      1,459,445
  Unrealized loss                           -              -        (15,407)             -        (15,407)
Equity investments
  Carrying amount                           -              -              -      2,650,563      2,650,563
  Approximate market value                  -              -              -      2,938,000      2,938,000
  Unrealized gain                           -              -              -        329,875        329,875
  Unrealized loss                           -              -              -        (42,438)       (42,438)

Total carrying amount            $247,688,700   $ 52,459,882    $98,002,985     $3,043,394   $401,194,961
Total approximate market value    252,066,000     53,287,000    103,126,000      3,333,000    411,812,000
Total unrealized gain               4,461,017        882,984      5,258,508        332,044     10,934,553
Total unrealized loss                 (83,717)       (55,866)      (135,493)       (42,438)      (317,514)

Comparative totals at December 31, 1992:
Total carrying amount            $263,504,915   $ 63,640,645    $94,433,465    $   413,134   $421,992,159
Total approximate market value    270,161,000     65,245,000     97,990,000        455,000    433,851,000
Total unrealized gain               6,674,118      1,643,146      3,827,830         41,866     12,186,960
Total unrealized loss                 (18,033)       (38,791)      (271,295)             -       (328,119)

  The following table summarizes the unrealized gains and losses on invest-ments in mortgage-backed securities at December 31, 1993, with comparative totals at December 31, 1992.

                                                                Collateral-
                                                    FNMA and           ized  SBA Guaranteed
                                         GNMA          FHLMC       Mortgage      Loan Pool
                                 Certificates   Certificates    Obligations   Certificates          Other            Total
                                -------------- -------------- -------------- -------------- --------------   --------------
Mortgage/asset backed
  Carrying amount                 $79,447,077    $36,498,701    $64,849,846     $5,197,843     $1,620,831     $187,614,298
  Approximate market value         80,524,000     37,711,000     65,198,000      5,386,000      1,642,000      190,461,000
  Unrealized gain                   1,106,614      1,217,303        541,720        188,157         21,169        3,074,963
  Unrealized loss                     (29,691)        (5,004)      (193,566)             -              -         (228,261)

Comparative totals at December 31, 1992:
  Carrying amount                     $50,060    $84,222,400    $24,975,073     $2,521,383     $3,404,454     $115,173,370
  Approximate market value             55,000     85,754,000     25,081,000      2,612,000      3,482,000      116,984,000
  Unrealized gain                       4,940      1,531,600        159,044         90,617         79,515        1,865,716
  Unrealized loss                           -              -        (53,117)             -         (1,969)         (55,086)

  Gross gains of $1,510,526 in 1993 and $795,271 in 1992, and gross losses of $316,950 in 1993 and $24,291 in 1992, were recognized on investments sold during the respective years.

Note 6 - Loans
  Major classifications of loans are as follows:

                                           1993          1992
                                      ------------ -------------
Commercial and industrial             $ 92,827,896 $ 70,850,012
Real estate-construction                37,213,612   25,410,214
Real estate-mortgage
  Residential                          241,991,588  206,605,597
  Home equity                           41,339,297   35,467,578
  Commercial                           126,345,626  110,295,370
Consumer                                40,946,572   44,408,063
                                      ------------ ------------
                                       580,664,591  493,036,834
Deferred loan fees                      (1,980,955)  (1,718,149)
Unearned discount                         (656,377)    (775,372)
                                      ------------ ------------
                                       578,027,259  490,543,313
Allowance for loan losses              (11,074,631)  (9,602,586)
                                      ------------ ------------
Loans, net                            $566,952,628 $480,940,727
                                      ============ ============

  Loans on which the accrual of interest has been discontinued totaled $6,222,529, $6,499,141, and $7,180,058 at December 31, 1993, 1992 and 1991,
respectively. If interest on those loans had been accrued, such income would have approximated $592,019, $658,427 and $830,287 for 1993, 1992 and 1991
respectively. Interest income on those loans, which is recorded only when received, amounted to $149,864, $291,145 and $229,810 for 1993, 1992 and
1991, respectively.

  Changes in the allowance for loan losses were as follows:

                                1993        1992         1991
                          ----------  ----------   ----------

Balance, beginning
  of year                 $9,602,586  $8,362,870   $6,919,085
Allowance acquired
 in business combination     361,559           -            -
Provision charged
  to operations            2,240,306   2,269,510    2,654,925
Recoveries                   612,769     893,632    1,145,274
Loans charged off         (1,742,589) (1,923,426)  (2,356,414)
                          ----------  ----------   ----------
Balance, end of year     $11,074,631  $9,602,586   $8,362,870
                         ===========  ==========   ==========

 At various times, certain officers, directors and their affiliates have borrowed money from the Company's subsidiary banks. These loans were made in the ordinary course of business at substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers. In the opinion of management these loans do not involve more than the normal risk of collectibility or present other unfavorable features. These officers, directors and their affiliates also had on deposit with the Company's subsidiary banks $6,446,000 and $6,060,000 at December 31, 1993, and 1992 respectively.

 These loans are summarized as follows:

                                             1993         1992

                                      -----------  -----------

Balance, beginning of year           $10,637,764   $13,056,263
Additional loans                       4,518,170     5,559,598
Loan repayments                       (6,027,972)   (7,978,097)
                                      -----------  -----------
Balance, end of year                  $ 9,127,962  $10,637,764
                                      ===========  ===========

Note 7 - Buildings, Equipment and Leasehold Improvements
 Major classifications of these assets are summarized as follows:

                                             1993         1992
                                      -----------   -----------

Land                                  $ 5,300,604   $ 4,159,139
Buildings                              20,082,392    19,012,535
Property held for
  sale                                  1,480,000     3,070,794
Property held for
  future expansion                      1,162,797       912,797
Equipment                              20,460,360    18,995,122
Leasehold improvements                  2,512,328     2,443,823
                                      -----------   -----------
                                       50,998,481    48,594,210
Accumulated depreciation
  and amortization                    (27,377,341)  (24,351,160)
                                      -----------   -----------
                                      $23,621,140   $24,243,050
                                      ===========   ===========

Note 8 - Income Taxes

 Income taxes reflected in the statements of income consist of the following:

                               1993         1992         1991
                         ----------   ----------   ----------

Current
 Federal                 $5,049,969   $4,404,327   $2,309,541
 State                            -            -            -
Deferred                   (703,019)    (421,080)    (413,929)
                         ----------   ----------   ----------
                         $4,346,950   $3,983,247   $1,895,612
                         ==========   ==========   ==========

 The deferred tax provision reflects a number of temporary differences, the tax effects of which are as follows:
                              1993          1992         1991
                         ---------    ----------   ----------

Provision for
  loan losses            $(393,982)   $(521,964)   $(288,757)
Deferred compensation      (39,082)      13,255       (8,549)
Depreciation
  and amortization        (110,804)      35,272        2,461
Lease obligation            32,830       27,683      (29,450)
Write down of property     (17,500)           -      (77,000)
Adjust temporary
 differences to 35%       (178,039)           -            -
Other                        3,558       24,674      (12,634)
                         ----------   ----------   ----------
                         $(703,019)   $(421,080)   $(413,929)
                         ==========   ==========   ==========

 A reconciliation between taxes computed at the U.S. federal statutory rate and the consolidated effective tax rate follows:

                           1993         1992         1991
                         ------       ------       ------
                                                     <C.
U.S. federal
  statutory rate          35.0%        34.0%        34.0%
Tax-exempt interest
  from loans
  and investments        (10.7)        (9.6)        (16.1)
Amortization of goodwill
  and other intangibles    2.1          2.3           4.3
Alternative minimum tax      -         (2.5)         (1.4)
$10,000,000 taxed at 34%  (0.6)           -             -
Adjust temporary
 differences              (1.0)           -             -
Other                        -          0.1          (2.4)
                         ------       ------       ------
                          24.8%        24.3%         18.4%
                         ======       ======       ======

 Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial report-ing purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1993, and January 1, 1993, are as follows:

                                      December 31,   January 1,
                                             1993         1993
                                       ----------  -----------

 Deferred tax assets:
 Allowance for loan losses            $ 3,828,314  $ 3,264,879
 Deferred compensation                  1,026,988      903,178
 Difference between book and tax
   basis of property                       86,355       13,419
 Write down of land held for sale         255,458      231,160
 Other, net                                 7,766       35,378
                                       ----------  -----------
Net deferred tax asset                $ 5,204,881  $ 4,448,014
                                      ===========  ===========

 At December 31, 1993, the Company had approximately $15.4 million of unused net operating loss carryforwards, for state tax purposes which may be applied against future state taxable income, until the year 2005.

Note 9 - Deposits
 The major components of deposits are summarized as follows:

                                             1993            1992
                                     ------------    ------------
Noninterest-bearing                  $229,293,520    $196,320,988
Regular savings                       109,510,121      92,677,806
NOW accounts                          156,489,398     141,052,298
Money market                          382,387,432     361,540,939
Certificates of deposit,
  $100,000 and over                    66,770,364      49,444,370
Certificates of deposit               167,005,993     153,611,505
Individual retirement accounts         80,591,056      75,188,815
                                   --------------  --------------
                                   $1,192,047,884  $1,069,836,721
                                   ==============  ==============

 Individual retirement accounts also include deposits of $100,000 and over. Interest expense on interest-bearing deposits is summarized as follows:

                                1993        1992         1991
                          ----------  -----------  -----------

Regular savings           $2,764,048  $ 2,920,984  $ 3,653,880
NOW accounts               3,070,510    3,651,665    4,660,146
Money market              11,069,852   11,982,011   14,294,268
Certificates of deposit,
  $100,000 and over        2,433,660    2,720,481    3,487,302
Certificates of deposit    7,371,910    9,225,961   13,207,256
Amortization of premium
 on deposits acquired        108,067      124,846      429,954
Individual retirement
  accounts                 4,104,278    4,363,880    4,785,340
                         -----------  -----------  -----------
                         $30,922,325  $34,989,828  $44,518,146
                         ===========  ===========  ===========

Note 10 - Notes Payable
 Notes payable consists of an unsecured demand note bearing interest at 6% in the amount of $500,000 in 1993, and notes due January 29, 1993, bearing interest at the rate of 5.125%, and in the amount of $3,500,000 in 1992.

Note 11 - Employee Benefit Plans
 The Company maintains a non-contributory, trusteed profit sharing plan which covers substantially all full-time and part-time employees who have completed service requirements. Contributions are made by the Company in accordance with resolutions passed by the respective Boards of Directors and are record-ed as expense in the period in which the resolutions are passed. Contribu-tions were $1,506,360, $1,324,510 and $1,188,289 for 1993, 1992 and 1991,
respectively.
 The Company has adopted plans granting stock appreciation rights to the presidents of the Parent and its subsidiary banks. Such rights are awarded based on formulas related to defined earning performance and deposit growth and are subject to the discretion of the Boards of Directors of the Parent and each subsidiary bank. These stock appreciation rights mature at the end of four years and are realized in cash for the difference between the defined value per share of common stock at the time of the award and at maturity. The Company recorded expenses of $198,527, $168,773 and $167,748 for 1993, 1992 and 1991, respectively, in connection with these plans.
 The Company has entered into a deferred compensation agreement with the Chairman of its Board of Directors. At December 31, 1993, the accrued li-ability, which represents the present value of future deferred compensation payments, amounted to $2,244,700. Payments made in 1993, under this agree-ment, amounted to $344,825, of which $200,904 was expensed as other interest.
 The Company pays bonuses under an Executive Incentive Plan to participating employees.
 In addition to the previously mentioned benefit plans, certain health care, life insurance and disability benefits are provided to qualifying active employees. The Company does not provide these benefits to retired employees.

Note 12 - Commitments and Contingencies
Commitments to Extend Credit
 In the normal course of business, the Company's subsidiary banks make con-tractual commitments to extend credit and issue standby letters of credit. These contracted commitments are subject to the banks' credit approval and monitoring procedures. Contracted commitments to extend credit aggregated approximately $35,862,000 and $23,281,000 at December 31, 1993 and 1992,
respectively. Commitments under standby letters of credit aggregated $7,844,158 and $6,783,420 at December 31, 1993 and 1992, respectively. The
Company does not anticipate any material losses as a result of such commit-ments and contingent liabilities.

Concentration of Credit Risk
 The  Company's real estate-construction and real estate-mortgage  loans  are made within the market areas of the Company's subsidiary banks. Loans se-cured by real estate represented 77% of total loans at December 31, 1993 and 1992. The Company manages its exposure to this concentration by cont-inually reviewing local market conditions and closely monitoring collateral values. No unusual losses are anticipated as a result of this concentration. Investment securities collateralized by mortgage obligations represented 32% and 20% of the investment securities at December 31, 1993, and 1992 respecti-vely.

Litigation
 The Company is a defendant in legal actions arising from normal business activities. Management believes that such actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Company's financial position, or results of operation.

Leases
 Certain subsidiary banks have entered into operating leases with third parties for the rental of bank premises. Remaining lease terms range from one to five years and include certain renewal options from one to fifty years. These lease agreements provide for aggregated minimum rental commit-ments as follows:

 Year Ended December 31,
 -----------------------

 1994                    $  681,570
 1995                       637,924
 1996                       607,331
 1997                       503,524
 1998                       344,831
 Due in remaining
  term of leases          1,552,341
                         ----------
                         $4,327,521
                         ==========

 Certain leases have contingent rentals which are based on increases in real estate taxes, deposits and/or total building expenses.

 The following schedule shows the composition of total rental expense:

                             1993         1992         1991
                         --------     --------     --------

Minimum rentals          $648,026     $568,188     $513,583
Contingent rentals         49,061       58,425       75,463
Less sublease rentals     (40,332)     (39,988)     (24,225)
                         --------     --------     --------
 Total                   $656,755     $586,625     $564,821
                         ========     ========     ========

Note 13 - Common Stock
 Class A Common Stockholders are entitled to one vote per share on all mat-ters to be voted on by the Company's stockholders. The holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by the Company's stockholders. The Class A Common stockholders are enti-tled to elect 25% of the directors, while the remaining directors are elected by Class B stockholders.
 Class A Common Stock carries a dividend of 110% of the dividend rate de-clared to Class B Common Stock.
 Class B Common Stock is irrevocably convertible on a share for share basis into Class A Common Stock.

Note 14 - Retained Earnings
 The Company's subsidiary banks are subject to statutory and regulatory restrictions on the amount of dividends which may be paid to the Parent. Dividends which can be paid to the Parent by bank subsidiaries without ob-taining prior approval from bank regulatory agencies amounted to approximate-ly $15,656,000 and $11,725,000 at December 31, 1993 and 1992, respectively.
The Company and its subsidiary banks are also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1993, the Company is required to have minimum Tier I and Total capital ratios of 4.00% and 8.00%, respectively. The Com-pany's actual ratios at that date were 14.52% and 15.77%. Each of the Com-pany's subsidiary banks also had Tier I and Total capital ratios substantial-ly exceeding the minimum standards.


Note 15 - Condensed Financial Information - Parent Company Only
SUBURBAN BANCORP, INC.

CONDENSED BALANCE SHEETS
December 31, 1993 and 1992


                                                           1993          1992
ASSETS                                              ___________    __________

Cash on deposit in subsidiary bank                   $  138,288    $  125,830
Cash - other financial institutions                       2,198         6,462
Interest-bearing deposits with
  other financial institutions                          400,212             -
Securities held for sale, at lower of
  cost or market (approximate market value
  of $2,938,000 in 1993; $313,000 in 1992)            2,650,563       280,000
Due from:
  Bank subsidiaries                                     253,332       188,276
  Nonbank subsidiaries                                3,852,616     4,907,281
Equity investment in subsidiaries
  Bank subsidiaries                                  86,167,148    76,804,078
  Nonbank subsidiaries                                      987       (32,219)
Equipment and leasehold
  improvements, net                                      76,047       120,941
Goodwill and other intangibles net                    8,495,415     7,116,805
Other assets                                          1,857,324     2,157,084
                                                   ------------   -----------
                                                   $103,894,130   $91,674,538
                                                   ============   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY


Notes payable                                       $   500,000   $ 3,500,000
Other liabilities                                     2,585,684     3,236,473
                                                   ------------   -----------
Total liabilities                                     3,085,684     6,736,473

Stockholders' equity                                100,808,446    84,938,065
                                                   ------------   -----------
                                                   $103,894,130   $91,674,538
                                                   ============   ===========





Note 15 - Condensed Financial Information - Parent Company Only (continued) SUBURBAN BANCORP, INC.

CONDENSED STATEMENTS OF INCOME
Years Ended December 31, 1993, 1992 and 1991

                                                1993         1992         1991
                                         ___________  ___________   __________

INCOME
Dividends received from
  bank subsidiaries                     $ 10,897,000  $ 7,422,000   $4,038,000
Interest and dividends                        43,896       18,871       95,829
Bank servicing and other                   1,963,910    2,034,019    1,920,002
                                         -----------   ----------   ----------
                                          12,904,806    9,474,890    6,053,831
                                         -----------   ----------   ----------
EXPENSES
Interest                                     259,509      490,185      729,285
Salaries and employee benefits             1,234,616    1,106,329    1,186,733
Occupancy, net                               149,287      142,104      128,991
Furniture and equipment                      104,036       56,982       72,812
Amortization of goodwill and intangibles     833,804      829,962    1,003,631
Amortization of purchase
  accounting adjustments                     318,765      536,813      625,731
Other operating expenses                   1,077,502    1,242,818    1,105,981
                                          ----------    ---------   ----------
                                           3,977,519    4,405,193    4,853,164
                                          ----------    ---------   ----------
  Income before applicable income
   tax benefits and undistributed
    income of subsidiaries                 8,927,287    5,069,697    1,200,667
Applicable income tax benefits              (717,327)    (541,357)    (491,281)
                                          ----------    ---------   ----------
                                           9,644,614    5,611,054    1,691,948

Equity in undistributed net income of
  subsidiary banks                         5,439,203    7,024,355    7,229,371
Equity in undistributed net income
  (loss) of nonbank subsidiaries             237,579     (215,869)    (528,797)
                                          ----------   ----------   ----------
   Income before cumulative effect
    of a change in accounting             15,321,396   12,419,540    8,392,522

Cumulative effect on prior years of a
 change in accounting for income taxes      (662,263)           -            -
                                          ----------   ----------   ----------
  Net income                            $ 14,659,133  $12,419,540   $8,392,522
                                        ============  ===========   ==========


Note 15 - Condensed Financial Information - Parent Company Only (continued) SUBURBAN BANCORP, INC.

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1993, 1992 and 1991

                                                1993           1992           1991
                                        ____________   ____________    ___________
OPERATING ACTIVITIES
  Net income                            $ 14,659,133   $ 12,419,540   $  8,392,522
  Adjustments to reconcile net income
   to net cash provided (used)
    by operating activities:
      Cumulative effect of a change
       in accounting principles              662,263              -              -
      Net equity in undistributed
        income of subsidiaries            (5,676,782)    (6,808,486)    (6,700,574)
      Depreciation and amortization           72,068         87,969         95,817
      Amortization of intangibles          1,152,569      1,366,775      1,629,362
      Increase (decrease) in
       interest payable                      (29,728)        29,978              -
      Others - net                        (1,028,265)       321,339        385,463
                                         -----------   ------------    -----------
       Net cash provided by operations     9,811,258      7,417,115      3,802,590
                                         -----------   ------------    -----------
INVESTING ACTIVITIES
  Contribution of capital to subsidiaries          -       (181,868)      (527,097)
  Decrease (increase) in
   due from subsidiaries                   1,193,982       (180,684)       (19,308)
  Purchase of securities                  (2,370,563)      (280,000)             -
  Funds invested in acquisitions            (126,450)             -              -
  Purchase of property and equipment         (27,174)       (37,632)       (12,449)
                                         -----------    -----------    ------------
       Net cash used in
        investing activities              (1,330,205)      (680,184)      (558,854)
                                         -----------    -----------    ------------
FINANCING ACTIVITIES
  Proceeds from note payable               2,650,000      3,500,000              -
  Net proceeds from transfer of
   banks' retirement liability                     -              -      1,716,000
  Payment of notes payable                (5,650,000)    (4,300,000)    (4,150,000)
  Purchase of treasury stock              (2,176,225)    (3,749,938)      (287,400)
  Cash dividends paid                     (2,896,422)    (2,299,784)    (1,112,075)
                                         -----------    -----------    -----------
       Net cash used in
        financing activities              (8,072,647)    (6,849,722)    (3,833,475)
                                         -----------    -----------    -----------
Net decrease in cash                         408,406       (112,791)      (589,739)
Cash at beginning of year                    132,292        245,083        834,822
                                         -----------    -----------   ------------
Cash at end of period                    $   540,698    $   132,292   $    245,083
                                         ===========    ===========   ============

Supplemental disclosures to the cash flow information:
  Cash paid during the
   year for interest                     $   289,237    $   460,202   $    729,285
                                         ===========    ===========   ============


SELECTED FINANCIAL DATA

   The following table consists of financial data derived from the consolidated financial statements of the Company. The acquisition of Huntley Bancshares in 1993 has effected the comparability of the information set forth below. This information should be read in connection with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's consolidated financial statements included elsewhere in this report.

                                                         Years Ended December 31,
                                          ----------------------------------------------------------

                                               1993        1992        1991        1990        1989
                                          ----------  ----------  ----------  ----------  ----------

                                               (Dollars in thousands except per share data)
SUMMARY OF OPERATIONS
Interest income                          $   79,176  $   79,905  $   82,839  $   82,651  $   75,915
Interest expense                             31,746      35,965      45,557      46,842      40,191
                                          ----------  ----------  ----------  ----------  ----------
Net interest income                          47,430      43,940      37,282      35,809      35,724
Provision for loan loss                       2,240       2,270       2,655       6,965       3,496
                                          ----------  ----------  ----------  ----------  ----------
Net interest income after
   provision for loan losses                 45,190      41,670      34,627      28,844      32,228
Noninterest income                           13,812      11,489       9,231       7,500       6,864
Noninterest expense                          41,496      36,756      33,570      33,649      29,156
                                          ----------  ----------  ----------  ----------  ----------
 Income before income taxes
   and cumulative effect                     17,506      16,403      10,288       2,695       9,936
Applicable income taxes                       4,347       3,983       1,895         513       1,984
                                          ----------  ----------  ----------  ----------  ----------
 Income before cumulative effect
   of a change in accounting principle       13,159      12,420       8,393       2,182       7,952
Cumulative effect on prior years
  of a change  in accounting
  for income taxes                            1,500           -           -           -           -
                                          ----------  ----------  ----------  ----------  ----------
  Net income                             $   14,659  $   12,420  $    8,393  $    2,182  $    7,952
                                          ==========  ==========  ==========  ==========  ==========
PER SHARE OF COMMON STOCK
 Income before cumulative
  effect  of a change
   in accounting principle               $     3.87  $     3.67  $     2.41  $     0.59  $     2.04
Net income                                     4.31        3.67        2.41        0.59        2.04
Class A Cash dividends declared                0.88        0.70        0.33        0.31        0.28
Class B Cash dividends declared                0.80        0.64        0.30        0.28        0.25
Book value                                    29.25       25.41       22.56       20.45       19.95

SELECTED BALANCES - END OF PERIOD
Total assets                             $1,316,108  $1,179,566  $1,066,543  $  969,556  $  917,184
Net loans                                   566,952     480,941     439,796     418,439     398,359
Deposits                                  1,192,048   1,069,837     968,029     877,049     826,473
Stockholders' equity                        100,808      84,938      78,568      71,575      77,038

RATIOS
Return on average total assets                 1.18 %      1.11 %      0.83 %      0.23 %      0.94 %
Return on average stockholders' equity        15.28       15.40       11.34        2.92       10.67
Total cash dividends to net income            19.76       18.52       13.25       50.26       13.00
Average equity to average assets               7.71        7.20        7.35        7.95        8.81
Net interest margin (1)                        4.16        4.30        4.11        4.29        4.70
Net interest margin non-FTE                    3.81        3.92        3.70        3.81        4.22

(1) Net interest income as a percentage of average total assets stated on a fully taxable equivalent basis assuming a federal income tax rate of 35% in 1993, 34% in prior years, and a state income tax rate of 7.3% in 1993 through 1990 and 6.9% in 1989.


SELECTED QUARTERLY FINANCIAL DATA
(UNAUDITED)

                                                          First      Second       Third      Fourth
                                                        Quarter     Quarter     Quarter     Quarter
         (Dollars in thousands except per share data)
1993
Interest income                                      $   19,133  $   19,480  $   20,462  $   20,101
Net interest income                                      11,289      11,689      12,175      12,277
Provision for loan losses                                   827         568         315         530
Income before cumulative effect of a
   change in accounting principle                         2,986       3,551       3,458       3,164
Net income                                                4,486       3,551       3,458       3,164
Per share of common stock
Income before cumulative effect of a
   change in accounting principle                          0.89        1.06        1.00        0.92
 Net income                                                1.34        1.06        1.00        0.92


1992
Interest income                                          20,063      20,059      20,052      19,731
Net interest income                                      10,310      10,750      11,356      11,524
Provision for loan losses                                   609         759         431         471
Net income                                                2,505       3,079       3,307       3,529
 Per share of common stock                                 0.73        0.90        0.99        1.06


1991
Interest income                                          20,330      20,645      20,933      20,931
Net interest income                                       8,847       9,261       9,400       9,774
Provision for loan losses                                   751         747         477         680
Net income                                                1,582       2,098       2,248       2,465
 Per share of common stock                                 0.45        0.60        0.65        0.71




MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION


  The following discussion and analysis provides information regarding the Company's financial condition and results of operations for the years ended December 31, 1993, 1992 and 1991. This discussion and analysis should be read in conjunction with financial statements, notes, tables and graphs included elsewhere in this report. Unless otherwise stated, all dollar amounts are expressed in thousands. Income stated on a fully taxable equiv-alent basis "(FTE)" means income which is exempt from either Illinois income taxation, federal income taxation or both and is stated as if such income were subject to all applicable taxation. All the presentations that follow assume a federal income tax rate of 35% in 1993, 34% in prior years, and an Illinois income tax rate of 7.3% in 1993 through 1990 and 6.9% in 1989.

Overview
  Income before the cumulative effect of a change in accounting principle for 1993 amounted to $13.2 million, or $3.87 per share, compared to income of $12.4 million, or $3.67 per share, for 1992. The increase in earnings for 1993 was primarily the result of an increase in net interest income, driven by a reduction in interest expense from the 1992 level. Net income for 1993, including the $1.5 million cumulative effect of a change in accounting prin-ciple, was $14.7 million, or $4.31 per share.
  In 1993 the Company continued on a course of solid growth. Total assets increased during 1993 by 11.6%. This increase, which includes 3.6% related to an acquisition, was driven by deposit growth, from year-end to year-end, of 11.4%. In July 1993, the Company completed its acquisition of Huntley Bancshares, owner of the State Bank of Huntley in a business combination accounted for as a purchase. The aggregate purchase price was approximately $6.41 million consisting of 154,206 shares of the Company's Class A Common Stock and $126,450 in cash. As a result of the acquisition, total assets, net loans and deposits increased by approximately $43 million, $18 million and $36 million respectively. The results of operations of the State Bank of Huntley are included in the accompanying financial statements from the date of acquisition.

Analysis of Consolidated Statements of Income

  Set forth below are selected performance ratios showing components of the Company's net income as a percentage of average assets over the past three years.

                                               Years Ended December 31,
                                          ----------------------------------
                                          1993          1992          1991
                                           ----          ----          ----
   Net interest income (non-FTE)           3.81%         3.92%         3.70%
   Taxable equivalent adjustment           0.35          0.38          0.41
                                           ----          ----          ----
   Net interest income (FTE)               4.16          4.30          4.11
   Provision for loan losses               0.18          0.20          0.26
                                           ----          ----          ----
   Net interest income after
     provision for loan losses             3.98          4.10          3.85
   Noninterest income                      1.01          0.96          0.91
   Securities gains (losses)               0.10          0.07          0.05
   Noninterest expense                     3.33          3.28          3.38
                                           ----          ----          ----
   Income before:                          1.76          1.85          1.43
   Taxes and FTE adjustment                0.70          0.74          0.60
                                           ----          ----          ----
   Income before:                          1.06          1.11          0.83
    Cumulative effect on prior years
     of a change in accounting for
     income taxes                           .12             -             -
                                           ----          ----          ----
   Net income                              1.18%         1.11%         0.83%
                                           ====          ====          ====

Net Interest Income
  Net interest income, defined as interest income less interest expense, represents the Company's major source of income. Net interest income is dependent on the size of the spread between rates earned on interest earning assets and rates paid on interest-bearing liabilities.
  While interest income decreased in each of the last two years from the 1991 level, interest expense decreased dramatically, during the same period. The current interest rate environment has been favorable to many financial insti-tutions, including the Company. In this environment, the Company was able to reduce its cost of funds significantly while offering interest rates competi-tive enough to fuel the deposit growth experienced in each of the last three years. The interest rate environment in which the Company operates is sub-ject to many factors beyond the control of the Company.
  The following table presents the Company's average statements of condition and net interest (FTE) yield for the past three years.

The following table presents the Company's daily average statements of condition and net interest yield for the past three years.

                                                                          Years Ended December 31,
                                        ___________________________   ____________________________  ____________________________

                                                     1993                          1992                          1991
                                        ___________________________   ____________________________  ____________________________
                                          Average                       Average                       Average
                                          Balance  Interest  Rate       Balance  Interest   Rate      Balance  Interest   Rate
                                        ___________________________   ____________________________  ____________________________
Assets
Interest earning assets:
  Loans, net of unearned
    discount (1)(2)                       $530,262 $45,651   8.609 %    $470,022  $43,806   9.320 %   $440,363  $45,977  10.441 %
  Investment securities:
    Taxable                                467,095  27,269   5.838       433,869   30,941   7.131      361,765   30,638   8.469
    Tax-exempt                              97,150   8,432   8.679        68,379    7,076  10.348       68,473    7,468  10.906
                                        -------------------           --------------------          --------------------
  Total investment securities              564,245  35,701   6.327       502,248   38,017   7.569      430,238   38,106   8.857
  Time deposits in banks                     1,266      65   5.134           290       14   4.828          551       40   7.260
  Federal funds sold & resale agreements    61,611   2,113   3.430        62,260    2,297   3.689       50,660    2,828   5.582
                                        -------------------           --------------------          --------------------
Total interest earning assets            1,157,384  83,530   7.217     1,034,820   84,134   8.130      921,812   86,951   9.433
                                        -------------------           --------------------          --------------------
Noninterest earning assets:
  Cash and due from banks                   45,776                        43,747                        44,040
  Premises and equipment, net               25,544                        24,710                        25,075
  Other assets                              26,546                        25,169                        23,177
  Allowance for loan losses                (10,472)                       (9,200)                       (7,478)
                                        -----------                   -----------                   -----------
Total noninterest earning assets            87,394                        84,426                        84,814
                                        -----------                   -----------                   -----------
TOTAL ASSETS                            $1,244,778                    $1,119,246                    $1,006,626
                                        ===========                   ===========                   ===========
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
  Regular savings                         $101,356  $2,764   2.727       $87,669   $2,921   3.332      $81,251   $3,654   4.497
  NOW accounts                             144,314   3,071   2.128       124,903    3,652   2.924      104,998    4,660   4.438
  Money market                             375,361  11,070   2.949       331,833   11,982   3.611      265,392   14,294   5.386
  Certificates of deposit                  223,303   9,805   4.391       223,280   11,946   5.350      237,695   16,695   7.024
  IRA's                                     78,029   4,104   5.260        71,848    4,364   6.074       65,808    4,785   7.271
  Premium on deposits                                  108                            125                           430
  Federal funds purchased
    and repurchase agreements               14,812     564   3.808        10,488      485   4.624        5,465      309   5.654
  Deferred compensation                      2,311     201   8.698         2,448      218   8.905        2,553      231   9.048
  Notes payable                                932      59   6.330         4,325      272   6.289        5,554      498   8.967
                                        -------------------           --------------------          --------------------
Total interest-bearing liabilities         940,418  31,746   3.376       856,794   35,965   4.198      768,716   45,556   5.926
                                        -------------------           --------------------          --------------------
Noninterest-bearing liabilities:
  Demand deposits                          199,298                       172,880                       155,770
  Other liabilities                          9,136                         8,931                         8,132
Stockholders' Equity                        95,926                        80,641                        74,008
                                        -----------                   -----------                   -----------
TOTAL LIABILITIES and
  STOCKHOLDERS' EQUITY                  $1,244,778                    $1,119,246                    $1,006,626
                                        ===========                   ===========                   ===========
Net interest earnings                              $51,784                        $48,169                       $41,395
                                                   ========                      =========                     =========

Net yield on interest earning assets                         4.474%                         4.655%                        4.491%
                                                           ========                       ========                      ========
Net yield on interest earning assets
  (non-FTE)                                                  4.098%                         4.246%                        4.044%
                                                           ========                       ========                      ========

(1) Includes tax-exempt loans of $4,795 in 1993, $5,785 in 1992 and $6,407 in 1991.
(2) The reduction in interest income caused by nonaccrual loans is reflected in all net interest income and related yield calculations.

Analysis of Changes in Net Interest Income

  The following table sets forth the changes in interest income and interest expense attributable to rate and volume variances. The calculations in this table have been made on the basis that: (1) income is recognized on nonac-cruing loans only when collected; and (2) there were no prior period adjust-ments. Change in income due to volume is calculated by multiplying the annual change in volume times the prior year's rate. Change in income due to rate is calculated by multiplying the annual change in rate times the prior year's volume. Changes due to rate/volume have been classified as changes due to volume.

                                 1993 Compared to 1992              1992 Compared to 1991             1991 Compared to 1990
                           _________________________________  _________________________________  _________________________________

                           Change Due Change Due      Total   Change Due Change Due      Total   Change Due Change Due      Total
                            to Volume    to Rate     Change    to Volume    to Rate     Change    to Volume    to Rate     Change
                           _________________________________  _________________________________  _________________________________
Interest earned on:
  Loans, net of
    unearned discount          $5,187    ($3,342)    $1,845       $2,765    ($4,936)   ($2,171)      $1,839    ($3,035)   ($1,196)
  Taxable investment
    securities                  1,938     (5,610)    (3,672)       5,143     (4,837)       306        7,222     (1,758)     5,464
  Tax-exempt investment
    securities                  2,497     (1,141)     1,356          (10)      (382)      (392)      (2,213)       190     (2,023)
  Time deposits in banks           50          1         51          (13)       (13)       (26)         (74)       (61)      (135)
  Federal funds sold
   and resale agreements          (23)      (161)      (184)         428       (962)      (534)        (674)    (1,587)    (2,261)
                           ---------------------------------  ---------------------------------  ---------------------------------
    Total interest income       9,649    (10,253)      (604)       8,313    (11,130)    (2,817)       6,100     (6,251)      (151)
                           ---------------------------------  ---------------------------------  ---------------------------------
Interest expense on:
  Regular Savings                 373       (530)      (157)         214       (947)      (733)          52       (110)       (58)
  NOW accounts                    413       (994)      (581)         582     (1,590)    (1,008)         478       (405)        73
  Money market                  1,285     (2,197)      (912)       2,399     (4,711)    (2,312)       2,743     (1,776)       967
  Certificates of
   deposits                         0     (2,141)    (2,141)        (770)    (3,979)    (4,749)        (494)    (2,056)    (2,550)
  IRA's                           325       (585)      (260)         367       (788)      (421)         493       (344)       149
  Premium on deposits             (17)         0        (17)        (305)         -       (305)         (52)         -        (52)
  Federal funds purchased
    and repurchase
    agreements                    165        (86)        79          232        (56)       176           63        (84)       (21)
  Deferred compensation           (12)        (5)       (17)          (9)        (4)       (13)         231          0        231
  Notes payable                  (215)         2       (213)         (77)      (149)      (226)          27        (52)       (25)
                           ---------------------------------  ---------------------------------  ---------------------------------
    Total interest expense      2,317     (6,536)    (4,219)       2,633    (12,224)    (9,591)       3,541     (4,827)    (1,286)
                           ---------------------------------  ---------------------------------  ---------------------------------
Net interest income            $7,332    ($3,717)    $3,615       $5,680     $1,094     $6,774       $2,559    ($1,424)    $1,135
                           =================================  =================================  =================================

Noninterest Income

 The following table depicts noninterest income information for the years indicated.

                                                       1993                  1992                  1991
                                                -----------------     -----------------     -----------------
                                                   Non-     % of         Non-     % of         Non-     % of
                                                Interest Average      Interest Average      Interest Average
                                                 Income   Assets       Income   Assets       Income   Assets
                                                -------- --------     -------- --------     -------- --------
       Service charge-deposits                    5,075     0.41%     $5,057      0.45        4,757     0.47%
       Other service charges and fees             5,280     0.42       3,722      0.34        2,695     0.27
       Securities gains (losses)                  1,194     0.10         771      0.07          476     0.05
       Trust department revenue                     916     0.07          801     0.07          659     0.06
       Other                                      1,346     0.11        1,138     0.10        1,067     0.11
                                               --------              --------              --------
             Totals                             $13,811     1.11%     $11,489     1.03%      $9,654     0.96%
                                               ========              ========              ========

  Noninterest income continued its growth pattern, which has approximated 20% in each of the last three years. The increase in service fees in 1993 and 1992 was principally the result of an increase in fees generated from mort-gage origination activities which amounted to $1.78 million in 1993 and $570,000 in 1992. Noninterest income attributable to the acquisition of Huntley Bancshares amounted to $230,000 in 1993.
  The Company began a mortgage origination program in 1992. Under this initiative, the Company originated 1,551 mortgages in the amount of $149.4 million in 1993 and 559 mortgages in the amount of $53.5 million in 1992. A substantial majority of these mortgages have been sold in the secondary market. The remaining increases seen in both 1993 and 1992, were the result of increased rates, improved realization procedures and a larger deposit base resulting from sustained deposit growth.
  Securities gains were recognized in the first six months of 1993 on the sale of $61 million in U.S. Treasury and agency securities. The majority of the securities sold were scheduled to mature, or reprice, in 1993 or the
first quarter of 1994.   Similar transactions occurred in the second quarter
of 1992, resulting in gains totaling $683,000. The securities gains realized in 1991 reflect a reduction in the Company's investment in tax free securi-ties in order to eliminate the effects of the alternative minimum tax.

Noninterest Expense

  The following table presents noninterest expense for the years indicated.

                                                       1993                  1992                  1991
                                                -----------------     -----------------     -----------------
                                                   Non-     % of         Non-     % of         Non-     % of
                                                Interest Average      Interest Average      Interest Average
                                                Expense   Assets      Expense   Assets      Expense   Assets
                                                -------- --------     -------- --------     -------- --------
       Salaries and employee benefits           $20,302     1.63%     $17,814     1.59%     $15,950     1.59%
       Occupancy, net                             4,081     0.33        4,160     0.37        3,932     0.39
       Furniture and equipment                    3,352     0.27        2,903     0.26        2,832     0.28
       Amortization of goodwill                     726     0.06          705     0.06          728     0.07
       F.D.I.C. insurance                         2,434     0.19        2,193     0.20        1,852     0.18
       Other                                     10,601     0.85        8,981     0.80        8,699     0.87
                                                --------              --------              --------
            Totals                              $41,496     3.33%     $36,756     3.28%     $33,993     3.38%
                                                ========              ========              ========

  Although noninterest expense increased in absolute dollars in both 1993 and 1992, noninterest expense expressed as a percent of average assets remains in line with the 1991 level. The increases in salaries and employee benefits in both 1993 and 1992 primarily resulted from the addition of staff associated with the mortgage origination operation and additional staffing levels re-sponding to deposit growth.
  Noninterest expenses attributed to the acquisition of Huntley Bancshares in 1993 amounted to $1.25 million, of which approximately $340,000 was of a nonrecurring nature.

Analysis of Consolidated Balance Sheets

Investment Securities
  Investment securities play a substantial role in the Company's operations, profitability and management of its interest rate risks. At December 31, 1993 and 1992, investment securities represented 44.7% and 45.5% of total assets, respectively.
  The Company generally invests in fixed-rate securities having a maturity of five years or less. Securities having a maturity in excess of five years are generally floating-rate securities. As a result, the maturity structure of the Company's investment portfolio is relatively short-term in nature and the market value of the portfolio remains very close to its book value, despite interest rate fluctuations. At December 31, 1993, the approximate market value of the Company's investment portfolio was equal to 102.3% of its book value, reflecting an unrealized gain of $13.5 million in the total portfolio.
  Although the Company has the ability to hold investment securities to maturity, in order to achieve one or more of its investment objectives the Company may sell certain securities prior to maturity in response to changes in related economic or business conditions. In December of 1992 the Company reclassified its entire investment portfolio from securities held for invest-ment to securities held for sale. Securities held for sale include all investment securities currently owned by the Company and which may be sold in response to changes in the interest rate environment, liquidity needs or other changes in economic or business conditions. These securities are stated at the lower of amortized cost or market value.
  Gains will typically only be taken on securities when the proceeds can be reinvested at a similar or higher fully taxable equivalent yield and hence will not adversely affect future income and investment yield, or when the reduction in yield is offset by a sufficient increase in the quality of the issue purchased.

 The following table shows the relative stated maturities of investment debt securities (at amortized cost) held by the Company's subsidiary banks on a consolidated basis at December 31, 1993, and the weighted average interest rate for each range of maturities.
                                                                                                        Average
                                                                                                        taxable
                                               U.S. Government       States &      Other bonds       equivalent
                              U.S. Treasury           Agency     subdivisions     & securities            yield
                              --------------   --------------   --------------   --------------   --------------
Under 1 year                       $ 87,840         $ 33,059          $23,865          $    67             6.59%
1 to 5 years                        159,849           17,904           47,972              326             6.19
5 to 10 years                             -            1,497           14,546                -             9.84
Over 10 years                             -                -           11,619                -            11.08
Mortgage/asset backed                     -          184,815                -            2,799             4.23
                              --------------   --------------   --------------   --------------
Totals                             $247,689         $237,275          $98,002          $ 3,192
                              ==============   ==============   ==============   ==============

  Securities in the mortgage/asset backed category are primarily adjustable rate mortgage backed securities with a stated maturity of greater than ten years. The average life of these securities is approximately seven years based on current prepayment patterns.

Loans

  The following table shows the major categories of the Company's loan port-folio at the dates indicated.

                                                                       December 31,
                                                   -----------------------------------------------------
                                                       1993       1992       1991       1990       1989
                                                   --------   --------   --------   --------   --------
     Commercial and industrial                     $ 92,828   $ 70,850   $ 72,390   $ 95,659   $ 86,699
     Real estate-construction                        37,214     25,410     29,990     28,696     20,557
     Real estate-residential                        241,991    206,606    156,969    155,132    146,793
     Real estate-home equity                         41,339     35,468     44,034     29,388     22,795
     Real estate-commercial                         126,346    110,295     94,391     54,333     57,817
     Consumer                                        40,947     44,408     52,828     65,303     72,351
                                                   --------   --------   --------   --------   --------
            Gross loans                             580,665    493,037    450,602    428,511    407,012
     Less:
     Deferred loan fees                               1,981      1,718      1,178        893        850
     Unearned discount                                  656        775      1,265      2,260      2,839
     Allowance for loan losses                       11,075      9,603      8,363      6,919      4,964
                                                   --------   --------   --------   --------   --------
     Net loans                                     $566,953   $480,941   $439,796   $418,439   $398,359
                                                   ========   ========   ========   ========   ========
     Ratio of net loans to total assets                43.1%      40.8%      41.2%      43.2%      43.4%
                                                   ========   ========   ========   ========   ========

  The Company's gross loans grew approximately 17.8% in 1993 at the subsidi-ary banks. The growth in loans outpaced deposit and total asset growth, both of which approximated 11.5%.
  As a consequence of loan growth exceeding asset growth, the ratio of net loans to total assets has been restored to the levels of 1989 and 1990. The controlled growth pattern is the result of management's efforts to maintain the quality of the loan portfolio by accepting primarily secured, quality loans within the natural market areas of the subsidiary banks. The majority of the Company's commercial and industrial loans are made to small businesses in the communities where the Company's banking facilities are located. Real estate-mortgage, real estate-construction and consumer loans are also made within the natural market areas of the Company's subsidiary banks. Because the Company's loan portfolio is classified by collateral rather than purpose, real estate-residential includes some credits for commercial purposes which are secured by residential real estate. First mortgages on residential properties are generally made at either floating rates or with three to five year maturities.
  The Company does not engage in the origination or purchase of highly lever-aged or foreign loans and makes very few agricultural loans. The Company engages on a limited basis in the issuance of letters of credit for its customers. The amount of outstanding letters of credit was $7.8 million at December 31, 1993.

Nonperforming Assets

  The following table shows the aggregate amount of assets which were nonper-forming as of the dates indicated.

                                                                               December 31,
                                                           -----------------------------------------------
                                                              1993       1992      1991      1990      1989
                                                           -------     ------    ------    ------    ------

       Nonaccrual loans                                     $6,223     $6,499    $7,180    $6,141    $1,865
       Restructured loans                                       90        455         -         -         -
       90 day past due loans                                   902        126       289       421     1,119
                                                            ------     ------    ------    ------    ------
       Total nonperforming loans                             7,215      7,080     7,469     6,562     2,984
                                                            ------     ------    ------    ------    ------
       Other real estate owned                               1,703      2,668     2,368       257        76
                                                            ------     ------    ------    ------    ------
       Total nonperforming assets                           $8,918     $9,748    $9,837    $6,819    $3,060
                                                            ======     ======    ======     =====    ======
       Nonperforming assets to net loans                      1.57%      2.03%     2.24%     1.63%      .77%
                                                            ======     ======    ======     =====    ======
       Gross amount of interest that would have been
        recorded if all nonperforming loans had been
        accruing interest at their original terms           $  592     $  658    $  830    $  588    $  261
       Income actually collected and recognized               (150)      (291)     (230)     (117)     (112)
                                                            ------     ------    ------    ------    ------
       Net reduction in interest income                     $  442     $  367    $  600    $  471    $  149
                                                            ======     ======    ======    ======    ======

  The increase in nonaccrual loans between 1989 and 1990 reflected isolated credit quality deterioration identified by management in the first part of 1990. A general slowdown in the local economy resulted in an increase in nonaccrual loans during 1991, which remained relatively stable through 1993. Other real estate owned at December 31, 1993 is stated at fair market value and consists of six parcels ranging in value from $100,000 to $1,030,000. Nonperforming assets at December 31, 1993 represent $5.4 million of commer-cial and industrial loans; $3.3 million of real estate mortgages; $100,000 of real estate construction loans, and $100,000 of consumer loans. Nonperforming assets which were collateralized by commercial real estate totaled $4.3 million; $4.4 million were secured by residential real estate and $200,000 were secured by other collateral.
  Generally, the Company places a loan on nonaccrual status when it reaches 90 days past due or, when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

Allowance for Loan Losses
  The allowance for loan losses reduces the gross level of loans outstanding by an estimate of uncollectible loans. When management determines that loans are uncollectible, the loans are charged off against the allowance for loan losses. Periodically, a provision for loan losses is charged against current income. This provision restores the allowance for loan losses to a level management deems adequate to cover anticipated future losses in the portfo-lio.
  The 1993 year-end allowance for loan losses was 3.7 times the average annual net charge-offs to average loans from 1989 to 1993. Management be-lieves that the allowance continues to preserve the Company's ability to absorb unexpected loan losses in the future. There is no accurate means to predict loan losses or amounts which ultimately will be charged off. The conclusion that a loan may become uncollectible is a matter of judgment. Decisions to make provisions for loan losses charged against operating income are made by the managements of the Company's subsidiary banks. Such deci-sions are based primarily on unfavorable collectibility factors relating to specific loans, historical loan loss experience and current economic condi-tions in the market area. On a quarterly basis, a comprehensive review of the adequacy of the allowance for loan losses is performed. This assessment is accomplished through analytical techniques which evaluate the allowance in light of historical losses, changes in the nature and volume of the loan portfolio, overall portfolio quality, identified problem loans and current economic conditions. In addition to management's assessment, the loans of the Company's subsidiary banks are examined periodically by the Company's independent loan review firm and by state and federal banking authorities. The allowance for loan losses is also reviewed by independent auditors as part of the audit of the Company's consolidated financial statements.

  The following table shows activity affecting the allowance for loan losses for the five year period ending December 31, 1993.

                                                                                          December 31,
                                                                    --------------------------------------------------
                                                                       1993       1992       1991       1990      1989
                                                                    -------     ------     ------     ------    ------
Allowance for loan losses at beginning of period                    $ 9,603     $8,363     $6,919     $4,964    $4,147
Allowance of acquired subsidiaries                                      362          -          -          -         -
                                                                    -------     ------     ------     ------    ------
                                                                      9,965      8,363      6,919      4,964     4,147
Amount of loans charged off during the year:
 Commercial and industrial                                            1,496      1,243      1,447      4,703     2,729
 Real estate, mortgage and construction                                  22        250        183        175         -
 Consumer                                                               225        431        726      1,095       376
                                                                    -------     ------     ------     ------    ------
Total loans charged off                                               1,743      1,924      2,356      5,973     3,105
Amount of loan recoveries during the year:
 Commercial and industrial                                              409        671        815        659       202
 Real estate, mortgage and construction                                  50          6          -        117       102
 Consumer                                                               154        217        330        187       122
                                                                    -------     ------     ------     ------    ------
Total loan recoveries                                                   613        894      1,145        963       426
                                                                    -------     ------     ------     ------    ------
Net loans charged off                                                 1,130      1,030      1,211      5,010     2,679
Provision for loan losses                                             2,240      2,270      2,655      6,965     3,496
                                                                    -------     ------     ------     ------    ------
Allowance for loan losses at end of period                          $11,075     $9,603     $8,363     $6,919    $4,964
                                                                    =======     ======     ======     ======    ======
Allowance for loan losses to loans net of unearned discount            1.92%      1.96%      1.87%      1.63%     1.23%

Ratio of net loans charged off to average
loans outstanding during the year                                       .21        .22        .28       1.19       .69

Allocation of Allowance for Loan Losses

  The following table sets forth the allocation of the Company's allowance for loan losses, along with the percentage of loans in each category to total loans. The allocation of the allowance by loan category includes unallocated amounts assigned to each category. The entire allowance for loan losses is available to absorb losses in any particular category of loans, notwithstand-ing management's allocation of the allowance.

                                                            December 31,
                            -------------------------------------------------------------------------
                                 1993          1992           1991           1990           1989
                            -------------   ------------   ------------   ------------   ------------
                             Amount     %   Amount     %   Amount     %   Amount     %   Amount     %
                            -------   ---   ------   ---   ------   ---   ------   ---   ------   ---
Commercial and industrial   $ 6,081    16   $5,283    14   $4,605    16   $4,094    22   $2,221    21
Real estate, mortgage and
  construction                3,192    77    2,783    77    2,091    72    1,383    63    1,251    61
Consumer                      1,802     7    1,537     9    1,667    12    1,442    15    1,492    18
                             ------   ---   ------   ---   ------   ---   ------   ---   ------   ---
                    Total   $11,075   100   $9,603   100   $8,363   100   $6,919   100   $4,964   100
                             ======   ===   ======   ===   ======   ===   ======   ===   ======   ===

Maturity and Rate Sensitivity

  The following table sets forth the maturity distribution and interest sensitivity of the Company's commercial, industrial and real estate construc-tion loan portfolio at December 31, 1993.

                                                  Remaining Maturity
                                   -----------------------------------------------
                                   One Year        One to    Over Five
                                    Or Less    Five Years        Years       Total
                                   --------    ----------    ---------    --------
     Commercial and industrial     $ 42,539      $ 39,048      $11,241    $ 92,828
     Real estate-construction        37,214             -            -      37,214
                                   --------    ----------    ---------    --------
                                   $ 79,753      $ 39,048      $11,241    $130,042
                                   ========    ==========    =========    ========
     Interest rate sensitivity
          Commercial and industrial
            Fixed rate                           $ 26,802      $10,341    $ 37,143
            Variable rate                          12,246          900      13,146
                                               ----------    ---------    --------
               Total                             $ 39,048      $11,241    $ 50,289
                                               ==========    =========    ========

Deposits

  Total deposits increased 11.4% over the past year from $1,069.8 million at December 31, 1992, to $1,192.1 million at December 31, 1993. On a daily average basis, total deposits grew 10.8% during 1993 to $1,121.7 million.
  The following table provides a breakdown by category of the Company's deposits on a daily average basis for the past three years.

                                                       Year Ended December 31,
                                               ----------------------------------
                                                     1993         1992        1991
                                               ----------   ----------    --------
     Noninterest-bearing deposits              $  199,298   $  172,880    $155,770
     Regular savings                              101,356       87,669      81,251
     NOW accounts                                 144,314      124,903     104,998
     Money market                                 375,361      331,833     265,392
     Certificates of deposit                      223,303      223,280     237,695
     Individual retirement accounts                78,029       71,848      65,808
                                               ----------   ----------    --------
          Total deposits                       $1,121,661   $1,012,413    $910,914
                                               ==========   ==========    ========

  The Company relies upon its core deposits, rather than on purchased money, as its principal source of funds. Although the Company's subsidiary banks accept certificates of deposit and other time deposits over $100,000, gener-ally the rate paid on these deposits is not significantly different from other smaller instruments. The following table shows the maturity structure and amounts of the Company's time deposits of $100,000 or more for the last three years.

                                                 December 31,
                                        ---------------------------
                                           1993       1992      1991
                                        -------    -------   -------
          Under 3 months                $29,439    $25,410   $30,185
          3 to 6 months                  14,409      9,739    11,579
          6 to 12 months                 12,641      8,176    10,760
          Over 12 months                 10,281      6,119     4,909
                                        -------    -------   -------
               Total                    $66,770    $49,444   $57,433
                                        =======    =======   =======

Capital Resources

  Stockholders' equity at December 31, 1993 was $100.8 million, an increase of 18.7% over the $84.9 million level at December 31, 1992. The Company remains well capitalized. Stockholders equity represented 7.66% of total assets at December 31, 1993, compared to 7.20% at December 31, 1992. The increase in the ratio was primarily the result of the reissuance of treasury shares in completing the acquisition of Huntley Bancshares, Inc.
  The Board of Directors of the Company have authorized the purchase of the Company's Class A Common Stock in an amount not to exceed 10% of the Com-pany's net worth, per year. The following table sets forth the aggregate open market stock purchases of the Company's Class A Common Stock.

                                                      Average
                          Shares      Aggregate          Cost
              Year      Purchased          Cost     per Share
             ------     ---------     ----------    ---------

              1989       185,500     $3,600,000       $19.41
              1990       361,179      6,547,803        18.13
              1991        18,000        287,400        15.97
              1992       139,700      3,749,938        26.84
              1993        49,500      2,176,225        43.96

  At year-end the Company had short-term indebtedness of $500,000, a decrease of $3.0 million from the prior year. The indebtedness was incurred to purchase equity investments in other financial institutions, and will be repaid through ongoing operations.
  Bank regulators have established capital guidelines. The guidelines assign different risk weighting to assets and certain off-balance sheet activities. Capital is defined as: Tier I capital which includes stockholders' equity reduced by intangibles; and Tier II Capital which includes certain long-term debt and a portion of the allowance for loan losses. The guidelines require that companies must have ratios of 4% and 8% for Tier I and total capital (which includes Tier II Capital), respectively. At December 31, 1993 the Company had Tier I capital and total capital ratios substantially exceeding the minimum standards. The Tier I and total capital ratios of each of the Company's subsidiary banks were also in excess of the minimum standards. The elements of these capital levels are shown below:

                                                               December 31,
                                                  ----------------------------------
                                                       1993        1992        1991
                                                  ----------   ---------   ---------
Risk-based capital
   Stockholders' equity                            $100,808     $84,938     $78,568
   Less goodwill and other intangibles                8,495       7,117       8,042
                                                   ---------   ---------   ---------
      Total Tier I capital                           92,313      77,821      70,526
                                                   ---------   ---------   ---------
   Allowable allowance for loan losses                7,946       6,997       6,693
                                                   ---------   ---------   ---------
      Total Tier II capital                           7,946       6,997       6,693
                                                   ---------   ---------   ---------
      Total capital                                 100,259      84,818      77,219
                                                   =========   =========   =========
   Risk-adjusted assets                            $635,694    $559,730    $535,470
                                                   =========   =========   =========
   Tier I capital to risk-adjusted assets             14.52%      13.90%      13.17%
                                                   =========   =========   =========
   Total capital to risk-adjusted assets              15.77%      15.15%      14.42%
                                                   =========   =========   =========

Liquidity
  Liquidity involves the ability to meet the cash flow requirements of cus-tomers, who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Cash and cash equivalents, federal funds sold and marketable investment securities, particularly unpledged U.S. Government securities with a maturity of five years or less, are the Company's principal sources of asset liquidity. Although the Company does not generally rely on federal funds purchased or brokered deposits as sources of liquidity, some of the Company's subsidiary banks hold positions in federal funds purchased from time to time.
  The Company's base of core deposits is relatively stable, due to the retail nature of its banking business. Nonetheless, the Company seeks to maintain a high level of liquidity in order to meet possible deposit withdrawal require-ments and loan demands of its customers as well as to maintain the ability to change the nature of a substantial portion of its assets in response to changes in general economic conditions. The Company's liquidity ratio (the percent of total liquid assets to net deposits), as internally calculated using a modified OCC formula, was 51% at December 31, 1993, compared to 53% at December 31, 1992. Historically, the Company has not had, nor does man-agement foresee any unusual short-term or long-term liquidity needs. Manage-ment intends to continue maintaining high levels of liquidity.

Asset/Liability Management
  The purpose of asset/liability management is to structure the maturities and interest rate variability of the Company's assets and liabilities in such a way that changes in interest rates do not adversely impact the net interest margin. Interest rate variability differs with various types of interest earning assets and interest-bearing liabilities. Overnight federal funds sold, on which rates change daily, and loans which are tied to the prime rate differ considerably from long-term investments and fixed-rate loans. Simi-larly, new and maturing certificates of deposit and money market accounts are more interest sensitive than passbook savings accounts.
  Traditionally the most common measure of a bank's interest rate risk has been the static gap (GAP). GAP reports measure imbalances that exist between the repricing schedules for an institution's financial assets and liabilities for a given period of time. This method is limited by its static nature, and does not allow for varying degrees of sensitivity to interest rates present in the financial assets and liabilities.
  The Asset/Liability Management Committee of the Company has established guidelines which limit the amount of interest rate risk which the Company is willing to accept. To ensure compliance with these risk limits, the Commit-tee regularly monitors the level of interest sensitivity. The Company's interest rate sensitivity at December 31, 1993, is within the guidelines established by the Asset/Liability Management Committee.

  The following table reflects the repricing sensitivity of both earning assets and interest-bearing liabilities at December 31, 1993, on a static GAP basis.

                                                0-3          4-12           1-5        Over 5
                                             Months        Months         Years         Years         Total

                                        ------------  ------------  ------------  ------------  ------------
  Assets
  Loans                                     $69,113      $219,103      $136,570      $153,241      $578,027
  Securities                                 90,637       209,335       258,161        28,025       586,158
  Interest-bearing deposits with banks        2,282             -             -             -         2,282
  Short-term investments                     57,025             -             -             -        57,025
                                        ------------  ------------  ------------  ------------  ------------
    Total                                   219,057       428,438       394,731       181,266     1,223,492
                                        ------------  ------------  ------------  ------------  ------------
Liabilities
  Interest-bearing demand deposits          156,489             -             -             -       156,489
  Money market accounts                     382,387             -             -             -       382,387
  Certificates of deposit                    72,042       102,178        45,650        13,906       233,776
  Individual retirement accounts              7,727        57,620        14,584           660        80,591
  Savings accounts                          109,510             -             -             -       109,510
  Borrowed funds                              5,897         8,013             -             -        13,910
                                        ------------  ------------  ------------  ------------  ------------
    Total                                   734,052       167,811        60,234        14,566       976,663
                                        ------------  ------------  ------------  ------------  ------------
Interest sensitive GAP                    ($514,995)     $260,627      $334,497       $166,700     $246,829
                                        ============  ============  ============  ============  ============
Cumulative GAP                            ($514,995)    ($254,368)     $ 80,129       $246,829
                                        ============  ============  ============  ============

  The static GAP table shown above assumes that all deposits will reprice on a contractual basis. A significant portion of the Company's retail core deposit base, however, historically has not repriced on a contractual basis. In response to external market interest changes, the Company's interest rates may change quickly and dramatically on some balance sheet items, but very little on other items, if at all. The traditional static GAP does not recog-nize these differences in balance sheet items, as it only measures balance sheet volumes without regard for differences in rate sensitivity. The Com-pany's Asset/Liability Management Committee also uses a dynamic simulation model, including statistical analysis, which is able to reflect many of the variables not addressed in the static GAP analysis.

Effects of Inflation
  In contrast to industrial companies, virtually all of the assets and li-abilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Although interest rates can be affected by inflation, interest rates do not necessarily move in the same direction or have the same magnitude as changes in the price of goods and services. In the current economic environment, liquidity and interest rate adjustment features of the Company's assets and liabilities are important in maintaining acceptable performance levels.

Business Review
  The Company is a Delaware-chartered bank holding company, headquartered in Palatine, Illinois, which owns all of the stock of 13 banks operating in Cook, DuPage, Kane, Lake and McHenry Counties, Illinois. The Company also has two active indirect subsidiaries which are bank service corporations.
  Active competition exists in all areas in which the Company's subsidiary banks are presently engaged, not only with commercial banks, but also with savings and loan associations, credit unions, finance companies, money market mutual funds, brokerage houses and other financial institutions.
  As of December 31, 1993, the Company and its subsidiaries had 575 full time equivalent employees.
  The banks are generally located in growing, affluent suburban communities in the Chicago area and are primarily retail oriented. The banks operated at 30 banking locations as of December 31, 1993.

Market Price of and Dividends on the Company's Common Equity

  The Company's Class A Common Stock is quoted on the NASDAQ National Market System and is traded over the counter. NASDAQ quotations for the Company's Class A Common Stock for 1992 and 1993 are set forth in the following table:

                                          High       Low
                                         ------     ------
              1st quarter 1992           27 1/2     24 1/2
              2nd quarter 1992           28 1/4     26
              3rd quarter 1992           34 3/4     27
              4th quarter 1992           35 1/2     33
              1st quarter 1993           45         34
              2nd quarter 1993           44 1/2     39 1/2
              3rd quarter 1993           45         40 3/4
              4th quarter 1993           45 1/2     41 3/4

  On February 1, 1994, there were 2,190,520 shares of Class A Common Stock and 1,256,486 shares of Class B Common Stock outstanding. On that date, 951,314 shares of Class A Common Stock and 35,764 shares of Class B Common Stock were held as treasury shares and were not outstanding. The outstanding Class A Common Stock was held by 890 stockholders of record. The outstanding Class B Common Stock was held by 79 stockholders of record.
  In 1989 the Company paid quarterly dividends of $.066 per share on the shares of the Class A Common Stock and $.06 per share on the shares of Class B Common Stock for the first three quarterly dividends. For the fourth quarter of 1989 and all of 1990, the Company paid a quarterly dividend of $.077 and $.07 on the shares of Class A and Class B Common stock respective-ly. In 1991 the Company paid quarterly dividends of $.077 and $.07 for the first two quarters and $.088 and $.08 for the second two quarters on the shares of Class A and Class B Common Stock respectively. In 1992 the Company paid quarterly dividends of $0.176 and $.16 on the shares of Class A and Class B Common Stock respectively. In 1993 the Company paid quarterly divi-dends of $0.22 and $.20 on the shares of Class A and Class B Common Stock respectively. On January 21, 1994, the Board of Directors of the Company increased the quarterly dividend to $0.25 and $0.227 on the shares of Class A and Class B Common stock respectively.
  The Company uses funds derived primarily from the payment of dividends by its subsidiaries for, among other purposes, the payment of dividends to the Company's stockholders.
  The directors of a national bank may generally declare a dividend of as much of the net profits (as defined) of the bank as they deem proper. Howev-er, the approval of the Comptroller of the Currency is required for any dividend paid to the Company by national bank subsidiaries if the total of all dividends, including any proposed dividend declared by that bank in any calendar year, exceeds the total of its net profits (as defined) for that year and retained net profits (as defined) for the preceding two years.
  Under provisions of the Illinois Banking Act, dividends may not be declared by the Company's state banking subsidiaries except out of each bank's net profit (as defined), and unless each bank has transferred to surplus at least one-tenth of its net profits since the date of the declaration of the last preceding dividend until the amount of its surplus is at least equal to its common stock. Presently, the surplus of each of the Company's state banks equals or exceeds capital.
  All dividends paid to the Company by its subsidiary banks and by the Compa-ny to its stockholders are further restricted by Capital Asset Guidelines adopted in substantially the same form by all the relevant Federal regulatory agencies. Dividends available to the Company from the subsidiary banks, without obtaining prior approval from bank regulatory agencies, amounted to approximately $15.7 million at December 31, 1993.